Exhibit 10.7
                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made and effective September 24, 1999, by and between Intraco Systems, Inc., a Florida Corporation ("Company") and Walt Nawrocki ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

1. EMPLOYMENT.
Company hereby agrees to employ Executive as its Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of the Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees of the Company as set forth in ADDENDUM A appended hereto and made a part of this Agreement, the terms of this Agreement shall control.

2. TERM.
The term of this Agreement shall commence as of September 24, 1999 and shall continue until terminated as provided in Section 7 below.

3. DUTIES OF EXECUTIVE.
The duties of Executive shall include the performance of all of the duties typical of a Chief Executive Officer as described in the bylaws of the Company and such other duties and projects as may be assigned by the Board of Directors of the Company, as long as such duties are consistent with and typical to the position of Chief Executive Officer. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company. The Company shall not unreasonably deny approval of Executive to sit as a director for up to three
(3) other companies.

4. BOARD OF DIRECTORS.
Immediately upon the effective date of this Agreement and securing of DNO insurance, the Board of Directors of the Company shall meet and shall elect Executive to the Board of Directors of the Company. Executive shall remain on the Board of Directors throughout the term of this Agreement.

5. COMPENSATION.
Executive will be paid compensation during this Agreement as follows:

     A. A base annual salary of One Hundred Seventy Five Thousand Dollars ($175,000) per year, payable in installments according to the Company's regular payroll schedule. The base annual salary shall be increased at the end of each year of employment by the greater of (a) 3% of the prior year's annual salary; or (b) the percentage increase in the Consumer Price Index (CPI) as published by the United States Department of Labor at the end of each year. The Company shall provide the Executive the CPI Information by September 1st of each year to permit Executive to confirm such information.

     B. For an initial period of Employment, the salary will be reduced to an annual rate of $135,000.00. The difference between $175,000.00 and $135,000.00, i.e., $40,000.00, will be accrued and shall be paid as a lump sum to the Executive, less taxes, at the earlier of:
              1. successfully raising $2.0 million of investment capital or,
              2. the six month anniversary of the effective date of this
                 Agreement, i.e., by March 24, 2000.

     C. An option to purchase 4,000,000 (Four Million) shares of Intraco Systems common stock will be furnished to Executive as per terms of the "Stock Option Agreement" set forth in ADDENDUM B, appended to and made part of this Agreement.

6. BENEFITS.
A. HOLIDAYS. Executive shall be entitled to Holiday, Vacation & Sick Leave and Emergency leave according to the regular policies and procedures of Company per ADDENDUM A with the exception of vacation. Executive shall receive four (4) weeks of paid vacation annually. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors.

B. MEDICAL AND GROUP LIFE INSURANCE. Company agrees to include Executive in the group of executives provided group life insurance. The Company shall provide group life insurance for Executive at no charge to Executive in the amount of Five Hundred Thousand ($500,000) during the term of this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

C. PENSION AND PROFIT SHARING PLANS. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

D. AUTOMOBILE. Company will provide to Executive the use of an automobile of the Executive's choice. Company will pay all automobile expenses incurred by Executive in the performance of an Executive's company duties. Company will procure and maintain in force an automobile liability policy for the automobile with coverage, including Executive, in the amount as it currently exists in combined single limit on bodily injury and property damage.

E. EXPENSE REIMBURSEMENT. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

7. TERM AND TERMINATION.
A. The Initial Term of this Agreement shall commence on September 24, 1999 and it shall continue in effect for a period of Three (3) years on an annual basis. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that immediately upon the Executive's termination, Company shall pay to Executive in a lump sum an amount equal to Executive's base salary for the remaining period of the Initial Term, plus an amount equal to Fifty percent 50% of Executive's then applicable base annual salary for the remaining period of the Initial Term. In the event of such termination, Executive shall not be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise, except as provided in Addendum C, appended hereto and made a part of this Agreement..

B. This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that immediately upon the Executive's termination, the Company shall pay to the Executive in lump sum an amount equal to Executive's base annual salary in effect for the remainder of the annual term plus an amount equal to Fifty percent (50%) of Executive's then applicable base salary. In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise, except as provided in ADDENDUM C.

C. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base annual salary rate to the termination date included in Executive's original termination notice, and any additional payment in accordance with ADDENDUM C.

D. In the event that Executive (a) engages in any tortious conduct with respect to any matter involving the Company which has a material adverse impact on the Company, (b) repeatedly and habitually fails after written notice by the Board of Directors to follow instructions of the Board of Directors consistent with the Executive's title and duties of employment as provided in Section 3 herein, or (c) is convicted of any criminal act if it relates to the Executive's employment or the business of the Company, then Company may terminate this Agreement upon sixty (60) days written notice to Executive. In event of termination of this agreement pursuant to this subsection, Executive shall be paid only at the then applicable base annual salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation then in effect, prorated or otherwise.

E. This Agreement shall be fully assumed for its full Initial term and, thereafter, for any subsequent annual term, by any successor, assign or, in the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, by any successor entity.

8. NONDISCLOSURE AND NONCOMPETITION.
The Executive and Company will comply with the terms of the Non-Compete and Non-disclosure Agreement appended hereto as ADDENDUM C and made a part of this Agreement as if fully set forth herein.

9.  NOTICES.
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:
         Intraco Systems, Inc.
         3998 FAU Blvd #210
         Boca Raton, FL 33431

If to Executive:
         Walt Nawrocki
         551 N.W. 14th Avenue
         Boca Raton FL 33486

10. FINAL AGREEMENT.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof This Agreement may be modified only by a further writing that is duly executed by both parties.

11. GOVERNING LAW.
This Agreement shall be construed and enforced in accordance with the laws of the state of Florida with venue in Palm Beach County.

12. HEADINGS
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

13. NO ASSIGNMENT.
Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

14. SEVERABILITY. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

15. ARBITRATION.
Any and all disputes regarding the application, breach and/or interpretation of this Agreement, with the sole and exclusive exception of the Company's right to injunctive relief under the Nondisclosure and Noncompetition Agreement referred to herein and appended as Addendum C, herein shall be exclusively determined by arbitration. In the event a dispute arises between the parties, the party asserting such a claim shall serve a Complaint on the other party. Within fifteen (15) days thereafter, the parties shall agree upon a mediator and submit to mediation within ten (10) days thereafter. In the event the parties cannot agree as to the identity of a mediator or the dispute cannot be resolved through mediation, the parties shall proceed to arbitration in accordance with the then applicable Employment Dispute Arbitration Rules of the American Arbitration Association and request a panel of seven (7) arbitrators located in South Florida within ten (10) days after mediation. Within ten (10) days of receipt of the list of arbitrators, the parties shall select one arbitrator from the list to hear the dispute. In the event the parties cannot agree to an arbitrator then the parties shall meet and alternatively cross out names on the list, and the remaining name shall be the arbitrator. A coin shall be tossed to determine who shall cross out first. The arbitration shall be conducted within sixty (60) days of the date of issuance of the initial arbitrators' list. In the event that the arbitrator jointly selected is unavailable, the parties shall request an alternate list of seven (7) arbitrators and select a single arbitrator from that list upon agreement or utilizing the method identified above. The arbitrator shall issue his decision within thirty (30) days from the close of the arbitration hearing. The parties shall have the right to file post-arbitration briefs within fifteen (15) days after the close of the hearing. It is further agreed that in the event of a determination against one of the parties, that party shall pay all arbitration costs, including the arbitrator's fees, court reporter's fees, arbitration transcript fees, expert witness fees and any and all costs associated with arbitration including room rental. Further, the parties agree the prevailing party shall be entitled to attorney's fees for the arbitration and all related court litigation, including all appeals. Notwithstanding any dispute arising under this Agreement, if requested by the other party, each party will continue its obligations under this Agreement pending the arbitration decision. The venue of mediation and arbitration shall be in and for Palm Beach County, Florida. The decision of the arbitrator shall be final and binding upon both parties. Either party may enforce the terms of this provision, including but not limited to the time periods set forth, in a court of competent jurisdiction in and Palm Beach County, Florida and take any appeals therefrom. The parties agree upon venue of any court litigation is in Palm Beach County, Florida, and waive all rights to contest such venue or claim the right to any other venue. In any arbitration regarding this Agreement, the arbitrator shall be required to determine a prevailing party and shall be required to award that prevailing party all attorney's fees and costs for any such arbitration. This provision will survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
                  Intraco Systems, Inc.              Walt Nawrocki
                  3998 FAU Blvd.                     551 N.W. 14th Avenue
                  Suite 210                          Boca Raton, Florida 33486
                  Boca Raton, Florida 33431

         By: /s/ JACK BERGER                         By: /s/ WALT NAWROCKI
            -------------------------------             ------------------------
            Jack S. Berger                              Walt Nawrocki
            President

                                   ADDENDUM A
                          STANDARD TERMS OF EMPLOYMENT
                                  Walt Nawrocki




Holidays:                  Employee will be entitled to at least six (6) paid
                           holidays each calendar year. The Company will notify
                           Employee at the beginning of each year of the holiday schedule for the coming year.

Vacation:                  Employee will be entitled to vacation time according
                           to the regular policies of the Company:

                           Date of Hire- 14 Years - 20 business days
                                         15+Years - Board of Directors

Medical: The Company will include Employee in the group medical plan of the Company at the Company's expense. Spouse and or Dependents of the Employee may be added at One Hundred percent (100%) of the Employer's expense as a payroll deduction.

Sick Leave:                Employee will be entitled to sick leave according to
                           the regular policies of the Company.

Expense
Reimbursement:             Employer will reimburse Employee for any and all
                           pre-approved necessary, customary, and usual expenses incurred by him while traveling for and on behalf of the Employer pursuant to Employer's directions.
                           Employee will provide appropriate receipts in a timely manner for all reimbursed expenses.

                                   ADDENDUM C
                              INTRACO SYSTEMS, INC.
                   NONDISCLOSURE AND NONCOMPETITION AGREEMENT


         As an employee of Intraco Systems, Inc., I, Walt Nawrocki, hereby agree to observe all the provisions of this Agreement, as well as all other rules and policies that Intraco Systems, Inc. may announce from time to time. Furthermore, this AGREEMENT is provided by me for the benefit of Intraco Systems, Inc., its subsidiaries, affiliates, successors and assigns (collectively referred to "Intraco Systems" or the "Company"). This Agreement serves as a legally binding acknowledgment and assignment of the ownership of all "Work Product" (as defined below) that Company may encounter.

         SECTION 1. AVOIDANCE OF CONFLICT OF INTEREST

         While employed by Intraco Systems, I will not engage in. any other business activity that conflicts with my duties to Intraco Systems. Under no circumstances win I work for any competitor or have any financial interest in any competitor of Intraco Systems; provided, however, that this Agreement does not prohibit investment of a reasonable part of my assets in the stock or securities of any competitor whose stock or securities are publicly traded on a national exchange.

         SECTION 2. OWNERSHIP AND RIGHTS IN WORK PRODUCT

         For purposes of this Agreement, "Work Product" shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology, or other work product that is created in connection with my Work. In addition, all rights in any preexisting programming, documentation, technology, or other Work Product provided to Company during the course of my employment or engagement shall automatically become part of the Work Product. hereunder, whether or not it arises specifically out of my "Work." For purposes of this Agreement, "Work" shall mean (1) any direct assignments and required performance by or for Company, and (2) any other productive output that relates to the business of Company and is produced during the course of my engagement by Company. For this purpose, Work may be considered present even after normal working hours, away from Owner's premises, on an unsupervised basis, alone or with others. Unless otherwise provided in a subsequent writing signed by Company, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

         Intraco Systems, Inc. shall own all rights in the Work Product. To this end, all Work Product shall be considered Work made by me for hire for Company. If any of the Work Product may not, by operation of law or agreement be considered Work made by me for hire for Company (or if ownership of all rights therein do not otherwise vest exclusively in Company), I agree to assign, and upon creation thereof automatically assign, without further consideration, the ownership thereof to Company. I hereby irrevocably relinquish for the benefit of Company and its assigns any moral rights in the Work Product recognized by applicable law. Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

         I agree to perform upon the request of Company, during or after my Work, such Further acts as may be necessary or desirable to transfer, perfect, and defend Owner's ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of Company in any Work Product.

         I warrant that my Work for Company does not and will not in any way conflict with any remaining obligations I may have with any prior employer or contractor. I also agree to develop all Work Product in a manner that avoids even the appearance of infringement of any third party's intellectual property rights.

            SECTION 3. CONFIDENTIALITY AND NON-DISCLOSURE

         During the course of my engagement and afterwards, I agree not to use or disclose any "trade secrets" of Company as defined by law at any time except as necessary to perform my duties for Company. Under the law, a "trade secret" -is a type of intangible property, the theft (i.e., misappropriation) of which is a tort and crime in most states. It does not have to be in written form to be protected. A trade secret generally consists of valuable, secret information or ideas that Company collects or uses in order to keep its competitive edge, including confidential information supplied to Company by its customers, clients, vendors, or agents. Examples of trade secrets are such technical information as manufacturing or operating processes, equipment design, product specifications, computer software in source code form, and other proprietary technology, and such business information as selling and pricing information and procedures, customer lists, business and marketing plans, ideas and plans for products, services or other business development, and internal financial statements. These restrictions do not apply to any information generally available to the public or any information properly obtained from a completely independent source.

         Furthermore, I agree to maintain in strict confidence, and agree not to use and disclose except as authorized by Intraco Systems, any information of a competitively sensitive or proprietary nature that I receive from Intraco Systems, Inc. or its clients or contractors in connection with my services hereunder. Intraco Systems agrees to take reasonable steps to identify, and cause its clients and contractors to identify, for my benefit such information, including by using confidentiality notices in written material where appropriate. These restrictions shall not be construed to apply to (1) information generally available to the public, (2) information released by Intraco Systems or its clients or contractors, as the case may be, generally without restriction, (3) information independently developed or acquired by me without reliance in any way on other protected information of Intraco Systems or its clients or contractors, or (4) information approved by Intraco Systems or its clients or contractors, as the case may be, for my use and. disclosure without restriction.

         SECTION 4. RETURN OF MATERIALS

         Upon the request of Intraco Systems and, in any event, upon termination of -my employment, I will leave with Intraco Systems all memoranda, notes, records, drawings, manuals, disks, or other documents and media pertaining to Intraco Systems business, including all copies thereof

         SECTION 5. COVENANT NOT TO COMPETE

         During the term of my employment with Intraco Systems and for a period of one year after termination of my employment, in exchange for payment to me by Intraco Systems within fourteen (14) days of my termination of employment for any reason in lump sum, less appropriate taxes, of my then applicable one year's annual base salary in addition to any other payment owed or due to me at that time, I shall not compete, directly or indirectly, with the Company, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant or employee of the Company, including, without limitation, employing or being an investor (representing more than a 5% equity interest) in, or officer, director or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of termination of the employee's employment therewith. An activity competitive with an activity engaged in by the Company shall mean performing services specifically in the computer systems integration industry (whether as an employee, officer, consultant, director, partner or sole proprietor) for any person or entity engaged in the business engaged in by the Company during the time of my relationship with the Company or at the time of my termination of my relationship with the Company. The Company understands my agreement not to compete after termination of my employment - for any reason - requires separate, additional payment to me in the amount of one year's annual base salary then in effect, regardless of the reason for my termination and/or any other obligation by the Company to provide payment to me. In the event of any conflict between my Employment Agreement and this Section 5 - Covenant Not to Compete - this provision shall prevail.

         It is the desire and intent of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

         Nothing in this Section shall reduce or abrogate the employee's obligations during the term of this Agreement..

         SECTION 6. NONINTERFERENCE WITH PERSONNEL RELATIONS

         During my employment with Intraco Systems and for a period of twelve months afterwards, I will not knowingly solicit, entice, or persuade any other employees of Intraco Systems to leave the services of Intraco Systems, Inc. for any reason.

         SECTION 7. REMEDIES

         If there is a breach or threatened breach of the provisions of this Agreement, the Company shall be entitled to an injunction restraining the employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         SECTION 8. GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida with venue in Palm Beach County.

         SECTION 9. MISCELLANEOUS

         This Agreement shall inure to the benefit of, and be binding upon, Intraco Systems and its subsidiaries and affiliates, together with their successors and assigns, and me, together with my executor, administrator, personal representative, heirs, and legatees.

         This Agreement merges and supersedes all prior and contemporaneous agreements, undertakings, covenants, or conditions (including specifically all prior confidentiality and noncompetition agreements I have entered), whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof.

         Although it is understood that my employment is contingent on the acceptance and observance of this Agreement, this Agreement shall not be construed to make my employment other than -terminable at will at any time by me or Intraco Systems in the sole discretion of either party.

         IN WITNESS WHEREOF, I have accepted and executed this Agreement under seal as of the 24th day of September 1999.

       Intraco Systems, Inc.                      Walt Nawrocki
       3998 FAU Blvd.                             551 N.W. 14th Avenue
       Suite 210                                  Boca Raton, Florida 33486
       Boca Raton, Florida 33431

By: /s/ JACK BERGER                               By: /s/ WALT NAWROCKI
    ----------------------------                     ---------------------------
        Jack S. Berger                                    Walt Nawrocki
        President